Exhibit 99.1

NEWS RELEASE	For Immediate Release

Contact: Joe Fazzino
860-263-4725
joe.fazzino@virtus.com

Virtus Investment Partners Files SEC Form 10-Q

Assets Under Management at $20.8 Billion as of March 31, 2009

Hartford, CT, May 13, 2009 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today reported results for the quarter ended March 31, 2009, its first period as an independent, publicly traded company following its spin-off from The Phoenix Companies, Inc. (NYSE: PNX) on December 31, 2008.

For the first quarter of 2009, the company reported a net loss available to common stockholders of $(6.8) million or $(1.18) per share, which reflects a 25 percent improvement from $(9.2) million or $(1.59) per share for the first quarter of 2008, and a 96 percent improvement from $(179.7) million or $(31.13) per share in the fourth quarter of 2008. The first and fourth quarters of 2008 included pre-tax, non-cash charges for goodwill and intangible asset impairments of $10.5 million and $127.1 million, respectively. The fourth quarter also included $38.0 million of net non-cash tax charges recorded at the time of the spin-off.

Financial Highlights

(Dollars in thousands, except per share data or as noted)

	First Quarter 2009	First Quarter 2008	Change	Fourth Quarter 2008	Change
Average AUM[1] including Goodwin[2] (in billions)	$22.2	$53.3	(58)%	$37.9	(41)%
Average AUM excluding Goodwin (in billions)	$22.2	$38.3	(42)%	$23.9	(7)%

Gross Flows, excluding Goodwin (in millions)	$707.8	$1,268.1	(44)%	$829.5	(15)%
Net Flows, excluding Goodwin (in millions)	$(498.6)	$(4,310.2)	88%	$(1,200.1)	58%

Operating loss	$(4,471)	$(13,691)	67%	$(135,558)	97%
Operating income (loss), as adjusted[3]	$(1,433)	$2,240	(164)%	$(5,736)	75%

Net loss available to common stockholders	$(6,838)	$(9,174)	25%	$(179,681)	96%
Net loss per basic and diluted share	$(1.18)	$(1.59)	26%	$(31.13)	96%

[1]	Assets under management
[2]	The assets and business of Goodwin Capital Advisors, a former subsidiary, remained with Phoenix after the spin-off on December 31, 2008
[3]	See “Schedule of Non-GAAP Information” on Page 10

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The results in the first and fourth quarters of 2008 included revenue and earnings attributed to Goodwin Capital Advisors, a former subsidiary that remained with Phoenix after the spin-off. Assets managed by Goodwin are therefore not included in Virtus’ assets under management after December 31, 2008.

Virtus ended the first quarter of 2009 with assets under management of $20.8 billion, a decrease of eight percent from its year-end 2008 assets under management of $22.6 billion and a decline of 36 percent from $32.6 billion at March 31, 2008 (excluding $14.0 billion and $14.7 billion, respectively, managed by Goodwin). Assets under management at the beginning of 2009 were down 44 percent from $40.4 billion at the beginning of 2008 (excluding $14.9 billion managed by Goodwin).

Management Discussion

The company reported an operating loss of $(4.5) million and an operating loss, as adjusted, of $(1.4) million in the first quarter of 2009. Included in the loss was $1.1 million in increased seasonal payroll taxes and other noted expenses. Operating loss, as adjusted (which excludes results of Goodwin) improved $4.3 million or 75 percent on a sequential basis and declined $3.7 million or 164 percent from the first quarter of 2008. The improvement over the fourth quarter was attributable to $6.9 million in lower expenses offsetting the $2.6 million in revenue decline. The decrease from the first quarter of 2008 was primarily attributable to $13.8 million in lower revenue that was only partially offset by $10.1 million in lower expenses.

“The dramatic decline in the markets since late last year, continuing into the first quarter, has put significant pressure on asset managers, and our first quarter results were affected by lower revenues resulting primarily from the market-driven decline in assets under management,” said George R. Aylward, president and chief executive officer.

“We restructured operations and implemented cost reduction efforts throughout 2008 in conjunction with the spin-off, and we continued those efforts this year as declines in the markets continued to affect assets under management and revenues. We expect the benefits of our ongoing cost-savings initiatives will be more fully demonstrated in future financial results,” Aylward added.

Total revenues for the first quarter of 2009 were $26.2 million compared to $50.5 million in the first quarter of 2008 and $34.9 million in the fourth quarter of 2008. The 2008 first and fourth quarters included $6.0 million and $5.2 million from Goodwin, respectively. The declines of $18.3 million and $3.5 million from the first and fourth quarters of 2008, after adjusting for Goodwin, were primarily caused by weakness in the equity markets, which reduced management fees by $12.2 million and $2.5 million, respectively, and distribution and administration fees by $5.6 million and $0.9 million from the first and fourth quarters of 2008, respectively.

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Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Total operating expenses for the first quarter of 2009 were $30.7 million compared to $64.2 million and $170.4 million in the 2008 first and fourth quarters, respectively. The first and fourth quarters of 2008 included non-cash goodwill and intangible asset impairments of $10.5 million and $127.1 million, respectively, and $4.2 million and $3.6 million of expenses related to Goodwin. Excluding the impairments and Goodwin’s expenses, for comparability purposes, operating expenses declined by $18.8 million (38 percent) compared to the 2008 first quarter and $9.0 million (23 percent) compared to the 2008 fourth quarter. The declines from the prior periods were driven by cost reduction initiatives, lower amortization, and reduced asset-based expenses.

The company has taken several actions as part of its initiative to implement a cost structure that is more appropriate for its industry, size and market position. As a result of the spin-off, Phoenix is no longer providing certain services to Virtus. For example, Virtus has taken actions that it expects will reduce, on an annualized basis, its corporate office rent expense from $2.8 million to $0.8 million; human resources expenses from $3.0 million to $0.7 million; and communications expenses from $1.3 million to $0.4 million. The anticipated savings are expected to be partially offset by new expenses related to being an independent public company.

Employment expenses in the first quarter of 2009 were $14.3 million compared to $23.0 and $19.6 million in the 2008 first and fourth quarters, respectively. Goodwin’s employment expenses were $2.3 million and $2.2 million for the first and fourth quarters of 2008, respectively. Excluding Goodwin, the decrease was primarily due to $4.4 million in lower variable incentive compensation and $2.2 million in reduced base compensation compared with the first quarter of 2008, and, compared with the 2008 fourth quarter, primarily due to lower variable-based incentive compensation, partially offset by an increase of $0.9 million in payroll taxes over the prior quarter, resulting from the seasonal nature of these taxes due to the payment of annual incentives.

In the first quarter of 2009, as part of its ongoing cost-reduction initiative, the company reduced its workforce approximately four percent, which is expected to result in an additional $1.4 million in annualized savings. Virtus incurred $0.4 million in severance costs for these reductions. The company previously reduced 105 positions in 2008, or approximately 25 percent of staff, including the outsourcing of certain of its mutual fund transfer agent functions to a third-party vendor.

Distribution and administrative expenses, which are variable expenses based primarily on assets under management, were $6.8 million for the 2009 first quarter, down $4.5 million or 40 percent from the 2008 first quarter, and down $0.9 million or 12 percent from the fourth quarter of 2008.

Other operating expenses in first quarter of 2009 were $6.8 million, compared to $11.7 million and $11.2 million in the first and fourth quarters of 2008, respectively. Goodwin’s other operating expenses were $1.2 million and $0.9 million for the first and fourth quarters of 2008. The decreases were primarily due to costs associated with certain client portfolio losses of $1.6 million and $0.6 million in the respective prior periods that did not recur in the 2009 first quarter. In addition, there were significant declines in investment research, travel and entertainment, and other corporate expenses. Other operating expenses include $0.2 million in non-operating legal costs in the first quarter of 2009.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc.     4

Assets Under Management

The decline in assets under management to $20.8 billion from $22.6 billion during the quarter resulted primarily from market depreciation of $1.2 billion and net outflows of $0.5 billion. The remaining decrease was primarily the result of the net change in money market assets and the redemption of preferred securities in several closed-end funds. Assets under management for prior quarters exclude assets managed by Goodwin to facilitate comparison of the first quarter of 2009 with prior periods. For the first and fourth quarters of 2008, Goodwin had asset inflows, outflows and net flows of less than $0.1 billion in each period.

Net flows in the quarter improved over the first and fourth quarters of 2008 by $3.8 billion and $0.7 billion respectively. Asset outflows of $1.2 billion during the 2009 first quarter improved by $4.4 billion from the prior year’s comparable period, which included a $3.7 billion redemption from a low-fee, non-affiliated general account client. Asset outflows improved $0.8 billion on a sequential basis due to lower redemptions across all product lines.

Asset inflows decreased $0.6 billion, or 44 percent during the first quarter compared with the same period in the prior year, consistent with industry trends as investors have remained reluctant to invest due to the declines in the markets and the state of the economy. Asset inflows declined $0.1 billion or 15 percent from the fourth quarter of 2008.

Liquidity and Capital Resources

At March 31, 2009, the company had $26.8 million of cash and cash equivalents and $26.0 million in working capital, compared with $51.1 million of cash and cash equivalents and $33.2 million in working capital as of December 31, 2008. The reduction of $24.3 million in cash and cash equivalents from December 31, 2008 was primarily driven by approximately $17.9 million of 2008 annual incentive payments made during the quarter. The decline of $7.2 million of working capital from December 31, 2008 is primarily attributable to a $3.0 million increase in the current portion of notes payable in accordance with scheduled amortization, $1.0 million repayment on the note payable, and $0.9 million of realized and unrealized losses on its investment portfolio. As of March 31, 2009 Virtus had $19.0 million outstanding on its note payable.

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS) provides investment management and related services to individuals and institutions. It operates a multi-manager asset management business, comprising a number of individual affiliated managers, each with a distinct investment style, autonomous investment process and individual brand. Investors have an array of needs and Virtus Investment Partners offers a variety of investment styles and multiple disciplines to meet those needs. Additional information can be found at www.virtus.com.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Forward-Looking Information

This press release contains forward-looking statements that are, or may be considered to be forward-looking statements. All statements that are not historical fact, including statements about beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “should,” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about our Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, net cash inflows and outflows, operating cash flows, expected cost savings, and future credit facilities, for all forward periods. All of our forward-looking statements are as of the date of this release only. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties: (a) the effects of recent adverse market and economic developments on all aspects of our business; (b) the poor performance of the securities markets; (c) the poor relative investment performance of some of our asset management strategies and the resulting outflows in our assets under management; (d) any lack of availability of additional financing on satisfactory terms or at all; (e) any inadequate performance of third-party relationships; (f) the withdrawal of assets from our management; (g) the impact of our separation from PNX; (h) our ability to attract and retain key personnel in a competitive environment; (i) the ability of independent trustees of our mutual funds and closed-end funds, intermediary program sponsors, managed account clients and institutional asset management clients to terminate their relationships with us; (j) the possibility that our goodwill or intangible assets could become further impaired, requiring a charge to earnings; (k) the strong competition we face in our business from mutual fund companies, banks and asset management firms most of which are larger than we are; (l) potential adverse regulatory and legal developments; (m) the difficulty of detecting misconduct by our employees, sub-advisors and distribution partners; (n) changes in accounting standards; and (o) certain other risks and uncertainties described in the 2008 Annual Report on Form 10-K or in any of our filings with the SEC.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the Company’s periodic reports filed with the SEC and are available on the our website at http://www.virtus.com under “Investor Relations”. You are urged to carefully consider all such factors.

The Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this release, such statements or disclosures will be deemed to modify or supersede such statements in this release.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Virtus Investment Partners, Inc.

Financial Highlights

(Dollars in thousands, except per share data or as noted)

	First Quarter 2009	First Quarter 2008	Change	Fourth Quarter 2008	Change
Average AUM, excluding Goodwin (1) (in billions)	$22.2	$38.3	(42)%	$23.9	(7)%
Ending AUM, excluding Goodwin (2) (in billions)	$20.8	$32.6	(36)%	$22.6	(8)%

Revenue	$26,251	$50,533	(48)%	$34,887	(25)%
Revenue, excluding Goodwin	$26,251	$44,540	(41)%	$29,720	(12)%

Operating expenses	$30,722	$64,224	(52)%	$170,445	(82)%
Operating expenses, excluding impairment charges (3)	$30,722	$53,772	(43)%	$43,379	(29)%

Operating loss	$(4,471)	$(13,691)	67%	$(135,558)	97%
Operating income (loss), as adjusted (4)	$(1,433)	$2,240	(164)%	$(5,736)	75%

Operating margin	(17)%	(27)%		(389)%
Operating margin, as adjusted (4)	(7)%	7%		(26)%

Net loss available to common stockholders	$(6,838)	$(9,174)	25%	$(179,681)	96%
Avg. shares outstanding—basic and diluted (in thousands)	5,790	5,772		5,772
Net loss per basic and diluted share	$(1.18)	$(1.59)	26%	$(31.13)	96%

Cash and cash equivalents	$26,799	$20,776	29%	$51,056	(48)%
Marketable securities	$5,699	$13,536	(58)%	$6,414	(11)%
Current portion of long term note payable	$7,000	$12,000	(42)%	$4,000	(75)%
Long-term note payable	$12,000	$27,019	(56)%	$16,000	(25)%
Stockholders’ equity	$30,229	$615,780	(95)%	$36,632	(17)%

Working capital (5)	$25,995	$(2,513)	N/M	$33,175	(22)%

N/M—Not Meaningful

(1)	Goodwin Capital Advisers was a subsidiary of Virtus that remained with Phoenix after the spin-off on Dec. 31, 2008. Average AUM, including Goodwin, was $53.3 billion and $37.9 billion for the first and fourth quarters of 2008, respectively.
(2)	Ending AUM, including Goodwin, was $47.3 billion and $36.6 billion for the first and fourth quarters of 2008, respectively.
(3)	Impairments charges for the 2008 first and fourth quarters were $10,452 and $127,066, respectively.
(4)	See Non-GAAP Information on Page 10
(5)	Working capital is defined as current assets less current liabilities

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Assets Under Management—Product and Asset Class

By Quarter

(Dollars in millions)

	March 31, 2009	December 31, 2008	March 31, 2008
By product (period end):
Mutual Funds—Long-term	$9,658.1	$10,744.3	$14,882.5
Mutual Funds—Money Market	4,293.2	4,654.0	5,176.3
Separately Managed Accounts	2,731.9	3,074.3	4,624.7
Institutional Products (a)	4,122.5	4,163.8	7,902.0

Total	$20,805.7	$22,636.4	$32,585.5

By product (average) (1)
Mutual Funds—Long-term	$10,319.1	$11,393.6	$15,394.8
Mutual Funds—Money Market	4,611.7	4,447.7	5,940.5
Separately Managed Accounts	3,024.8	3,238.4	5,447.7
Institutional Products (b)	4,236.1	4,775.0	11,496.8

Total	$22,191.7	$23,854.7	$38,279.8

By asset class (period end):
Equity	$8,347.3	$9,825.0	$14,641.8
Fixed Income (a)	8,165.2	8,157.4	12,767.4
Money Market	4,293.2	4,654.0	5,176.3

Total	$20,805.7	$22,636.4	$32,585.5

(a)	Excludes assets managed by Goodwin of $13,950.9 and $14,749.4, comprising $12,373.9 and $12,641.6 of general account assets and $1,577.0 and $2,107.8 of third-party assets, at December 31, 2008 and March 31, 2008, respectively
(b)	Excludes average assets managed by Goodwin of $14,002.1 and $15,053.3, comprising $12,407.7 and $12,996.2 of general account assets and $1,594.4 and $2,057.1 of third-party assets, for the periods ending December 31, 2008 and March 31, 2008, respectively

Assets Under Management—Average Net Management Fees Earned (2)

(In basis points)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Mutual Funds—Long-term (3)	42	48	47
Mutual Funds—Money Market (3)	5	5	5
Separately Managed Accounts	47	55	46
Institutional Products (4)	27	26	24
All Products	33	36	33

(1)	Averages are calculated as follows:

—Mutual Funds—average daily balances

—Separately Managed Accounts and Institutional Products- prior quarter ending balance (on which the current quarter’s fees are earned)

(2)	Average fees earned is calculated as revenue earned by product divided by average product assets, as described in note (1)
(3)	Average fees earned for money market and long-term mutual funds are net of sub-advisory fees
(4)	Includes structured finance products

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Assets Under Management—Asset Flows by Product

(Dollars in millions)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Retail Products
Mutual Funds
Beginning balance	$15,398.3	$17,760.6	$22,331.0
Inflows	456.0	475.6	682.7
Outflows	(656.4)	(1,044.6)	(900.5)

Net flows	(200.4)	(569.0)	(217.8)
Market depreciation	(789.0)	(2,076.2)	(999.6)
Change in cash management products	(360.9)	264.1	(1,027.2)
Acquisitions (dispositions) / Other	(96.7)	18.8	(27.6)

Ending balance	$13,951.3	$15,398.3	$20,058.8

Separately Managed Accounts
Beginning balance	$3,074.3	$3,774.8	$5,447.7
Inflows	216.5	301.8	278.9
Outflows	(376.4)	(490.6)	(585.6)

Net flows	(159.9)	(188.8)	(306.7)
Market depreciation	(182.5)	(511.7)	(516.3)
Acquisitions (dispositions) / Other	—	—	—

Ending balance	$2,731.9	$3,074.3	$4,624.7

Institutional Products
Beginning balance	$3,415.2	$4,370.4	$9,313.7
Inflows	35.3	51.5	306.5
Outflows	(173.6)	(478.0)	(4,092.2)

Net flows	(138.3)	(426.5)	(3,785.7)
Market depreciation	(178.2)	(321.6)	(64.1)
Change in cash management products	22.4	(219.8)	59.6
Acquisitions (dispositions) / Other	282.2	13.0	—

Ending balance (1)	$3,403.3	$3,415.5	$5,523.5

Structured Finance Products
Beginning balance	$748.6	$1,074.7	$3,324.3
Inflows	—	0.6	—
Outflows	—	(16.4)	—

Net flows	—	(15.8)	—
Market depreciation	(29.4)	(310.3)	(945.8)
Acquisitions (dispositions) / Other	—	—	—

Ending balance (1)	$719.2	$748.6	$2,378.5

Total
Beginning balance	$22,636.4	$26,980.5	$40,416.7
Inflows	707.8	829.5	1,268.1
Outflows	(1,206.4)	(2,029.6)	(5,578.3)

Net flows	(498.6)	(1,200.1)	(4,310.2)
Market depreciation	(1,179.1)	(3,220.1)	(2,525.8)
Change in cash management products	(338.5)	44.3	(1,027.2)
Acquisitions (dispositions) / Other	185.5	31.8	32.0

Ending balance (1)	$20,805.7	$22,636.4	$32,585.5

(1)	Excludes assets managed by Goodwin of $13,950.9 and $14,749.4, comprising $12,373.9 and $12,641.6 of general account assets and $1,577.0 and $2,107.8 of third-party assets, at December 31, 2008 and March 31, 2008, respectively

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc.     10

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended			Three Months Ended
	March 31,			December 31,
	2009	2008	% Change	2008	% Change
Revenues
Investment management fees	$17,790	$35,958	(51)%	$25,426	(30)%
Distribution and service fees	5,267	8,509	(38)%	5,865	(10)%
Administration and transfer agent fees	2,867	5,229	(45)%	3,213	(11)%
Other income and fees	327	837	(61)%	383	(15)%

Total revenues	26,251	50,533	(48)%	34,887	(25)%

Operating Expenses
Employment expenses	14,346	23,038	(38)%	19,631	(27)%
Distribution and administration expenses	6,838	11,372	(40)%	7,759	(12)%
Other operating expenses	6,833	11,680	(41)%	11,200	(39)%
Restructuring and severance	437	—	N/M	1,487	(71)%
Goodwill impairment	—	—		117,314	(100)%
Intangible asset impairment	—	10,452	(100)%	9,752	(100)%
Depreciation and other amortization	368	172	114%	583	(37)%
Amortization of intangible assets	1,900	7,510	(75)%	2,719	(30)%

Total operating expenses	30,722	64,224	(52)%	170,445	(82)%

Operating Loss	(4,471)	(13,691)	67%	(135,558)	97%

Other Income (Expense)
Realized and unrealized depreciation on trading securities	(861)	(842)	(2)%	(874)	1%
Other income	4	17	(76)%	(4,429)	100%

Total other expense, net	(857)	(825)	(4)%	(5,303)	84%

Interest (Expense) Income
Interest expense	(430)	(742)	42%	(583)	26%
Interest income	103	327	(69)%	228	(55)%

Total interest income expense, net	(327)	(415)	21%	(355)	8%

Loss Before Income Taxes	(5,655)	(14,931)	62%	(141,216)	96%
Income tax expense (benefit)	123	(5,757)	102%	37,995	(100)%

Net Loss	(5,778)	(9,174)	37%	(179,211)	97%
Preferred stockholder dividends	(1,060)	—		(470)

Net Loss Available to Common Stockholders	$(6,838)	$(9,174)	25%	$(179,681)	96%

Weighted Average Shares Outstanding (in thousands)	5,790	5,772		5,772

Loss Per Share—Basic and Diluted	$(1.18)	$(1.59)		$(31.13)

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc.     11

Schedule of Non-GAAP Information

(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be additional metrics for both management and investors to evaluate the company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

	Three Months Ended
	March 31, 2009	March 31, 2008	Dec. 31, 2008
Revenues, GAAP basis	$26,251	$50,533	$34,887
Less:
Goodwin revenues	—	5,993	5,167
Distribution and administration expenses	6,838	11,372	7,759

Revenues, as adjusted (1)	19,413	33,168	21,961

Operating Expenses, GAAP Basis	30,722	64,224	170,445
Less:
Goodwin expenses	—	4,239	3,567
Distribution and administration expenses	6,838	11,372	7,759
Depreciation and amortization (2)	2,268	7,016	2,837
Impairment charges	—	10,452	127,066
Stock-based compensation (3)	333	217	32
Restructuring and severance charges	437	—	1,487

Operating Expenses, as adjusted (4)	20,846	30,928	27,697

Operating Income (Loss), as adjusted (5)	(1,433)	2,240	(5,736)

Operating margin, GAAP basis	(17)%	(27)%	(389)%
Operating margin, as adjusted (4)	(7)%	7%	(26)%

(1)	Revenues, as adjusted is a non-GAAP financial measure calculated by deducting distribution and administration expenses from GAAP revenues. Management believes Revenues, as adjusted provides useful information to investors because distribution and administrative expenses are costs that are generally passed directly through to external parties. Goodwin’s results are excluded from 2008 periods to aid in comparability between 2008 and 2009 results since Goodwin is no longer part of Virtus’ operations, effective December 31, 2008.
(2)	Excludes Goodwin-related expenses of $666 and $465 for the three months ended March 31, 2008 and December 31, 2008, respectively.
(3)	Excludes Goodwin-related expenses of $265 and $262 for the three months ended March 31, 2008 and December 31, 2008, respectively.
(4)	Operating expenses, as adjusted is a non-GAAP financial measure that management believes provides investors with useful information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization and impairments attributable to acquisition related intangible assets as this is useful to an investor to measure our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above. Goodwin’s results are excluded from 2008 periods to aid in comparability between 2008 and 2009 results since Goodwin is no longer part of Virtus’ operations, effective December 31, 2008.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc.     12

(5)	Operating income (loss), as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues used for operating margin, as adjusted and expenses used for operating margin, as adjusted as described above. These measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com